UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2017

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 10, 2017, our board of directors appointed Mark Weinswig to serve as Chief Financial Officer of Aqua Metals, Inc. Mr. Weinswig succeeds Thomas Murphy who is retiring from his position as Chief Financial Officer. Mr. Weinswig will assume the duties as Chief Financial officer effective as of August 10, 2017. Mr. Murphy will continue with us in a consulting capacity for the near term.

Mr. Weinswig has previously served as Chief Financial Officer of One Workplace, a designer and manufacturer of customized workspaces, from July 2016 to July 2017. From October 2010 to June 2016, Mr. Weinswig served as Chief Financial Officer of Emcore Corporation, a Nasdaq-listed designer and manufacturer of indium phosphide optical chips, components, subsystems and systems for the broadband and specialty fiber optics market. From September 2009 to October 2010, Mr. Weinswig served as International Finance Director at Coherent, Inc., a Nasdaq-listed designer and manufacturer of photonics solutions. Mr. Weinswig began his career working at Morgan Stanley and PricewaterhouseCoopers. He received an M.B.A. from the University of Santa Clara and a B.S. in business administration from Indiana University. He has earned the CFA and CPA designations.

In connection with Mr. Weinswig’s appointment, we entered into an executive employment agreement with Mr. Weinswig. Pursuant to the employment agreement, we have agreed to compensate Mr. Weinswig at the annual rate of $300,000. Mr. Weinswig will be eligible to receive performance based bonuses as determined from time to time by the compensation committee of our board of directors in its discretion, however we have guaranteed Mr Weinswig a bonus payment of $125,000 for the 2017 calendar year. The employment agreement entitles Mr. Weinswig to reasonable and customary health insurance and other benefits, at our expense, and a severance payment in the event of our termination of his employment without cause or his resignation for good reason. The amount of the severance payment will be (i) $75,000 in the event of such a termination during the first 90 days of the agreement or (ii) in the event of such a termination following first 90 days of this agreement, one year’s annual salary at the rate then in effect on the date of termination. Mr. Weinswig employment agreement provides for intellectual property assignment and confidentiality provisions that are customary in our industry.

In connection with his appointment, we also granted Mr. Weinswig 16,584 restricted stock units, or RSUs, under our Amended and Restated 2014 Stock Incentive Plan. Each RSU entitles Mr. Weinswig to receive, for no consideration, one share of our common stock subject to the vesting of the RSU. The RSUs will vest in three equal installments over a three-year period commencing one year from the date of grant. The RSUs are subject to the terms and conditions of our Amended and Restated 2014 Stock Incentive Plan.

On July 31, 2017, we issued a press release announcing the appointment of Mr. Weinswig. A copy of the press release is filed with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits	Method Filing

The following exhibit is filed with this report:

Exhibit 99.1	Press release dated July 31, 2017 announcing the appointment of Mark Weinswig	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: July 31, 2017	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer